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                                             John Stewart Bryan III
                                             Chairman and President
                                             Media General, Inc.
                                             P.O. Box C-32333
                                             Richmond, Virginia 23293-0001
                                             March 18, 1994




Mr. Basil Snider, Jr.
13901 Turnberry Court
Midlothian, Virginia  23113

Dear Bas:

This will summarize the terms for the continuation of your part-time employment by Media General in 1994.

1. February 28, 1993, completed the initial year of your part-time status at a compensation rate of $125,000 annually for approximately 120 days of work.

2. During the period March 1 through December 31, 1994, you have agreed to work 65 days for compensation of $65,000, plus business travel and expenses and continuance of a car, club dues, etc., just as in 1993. We will continue to issue you a W-2, reflecting your part-time status.

3. You will continue to focus on the general newsprint area, with specific oversight and monitoring of Garden State Paper Company and our Pronapade interest.

4. Your responsibilities also will include legislative issues in the paper recycling area as well as AFPA activities, with input and assistance in other areas as we may request.

5. As previously agreed, your part-time status allows you to continue as an "employee" through December 31, 1994, for purposes of the Company's 1987 Non-Qualified Stock Option Plan and its Restricted Stock Plan. However, since your full-time employment ceased on February 28, 1993, that will be the date utilized for the calculation of your Death Benefit under the Company's Executive Death Benefit Plan.

     Please indicate your acceptance of these terms by signing the enclosed copy of this letter.

                                   Yours sincerely,

                                   J. Stewart Bryan III

JSB:cc


ACCEPTED AND AGREED:

  Basil Snider, Jr.